Exhibit 10.6



                     INDEMNIFICATION AND ESCROW AGREEMENT

         THIS INDEMNIFICATION AND ESCROW AGREEMENT (this "Agreement") is entered into as of the 1st day of June, 2000 by and among FrontLine Capital Group (formerly known as Reckson Services Industries, Inc.), a Delaware corporation ("RSI"), CarrAmerica Realty Corporation, a Maryland corporation ("CarrAmerica"), Strategic Omni Investors LLC, a Delaware limited liability company ("Strategic Omni"), Security Capital Holdings S.A., a Luxembourg corporation ("SC-USRealty"), The Oliver Carr Company, a District of Columbia corporation ("OCCO"), Carr Holdings LLC, a Maryland limited liability company ("Carr Holdings"), and the additional persons who are shown on the signature page hereto (the "Additional Indemnitors") (CarrAmerica, Strategic Omni, SC-USRealty, OCCO, Carr Holdings, and each of the Additional Indemnitors, collectively the "Shareholders" and individually a "Shareholder"; sometimes collectively referred to herein with RSI as "Depositors" and individually a "Depositor") and Citibank, N.A., a New York corporation, as escrow agent hereunder (the "Escrow Agent").

                             W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, RSI, CarrAmerica, VANTAS Incorporated, a Nevada corporation ("VANTAS"), and HQ Global Workplaces, Inc., a Delaware corporation ("HQGW"), have entered into an Agreement and Plan of Merger dated as of January 20, 2000, as amended as of April 29, 2000 and as of May 31, 2000 (the "Merger Agreement") pursuant to which VANTAS will merge with and into HQGW ("the Merger");

         WHEREAS, on the date hereof, pursuant to an agreement among certain of the Shareholders and RSI dated as of January 20, 2000 (the "Stock Purchase Agreement"), certain of the Shareholders are selling to RSI, and RSI is purchasing from such Shareholders, that number of the shares of voting common stock, par value $.01 per share, and non-voting common stock, par value $.01 per share, of Holdco as set forth in, and subject to the terms and conditions of, the Stock Purchase Agreement;

         WHEREAS, on the date hereof, pursuant to the Merger Agreement, each issued and outstanding share of (A) common stock, par value $.01 per share ("VANTAS Common Stock"), of VANTAS shall be converted into the right to receive $8.00 per share in cash and (B) (i) Series A Convertible Preferred Stock, par value $.01 per share, of VANTAS (the "Series A Stock"), (ii) Series B Convertible Preferred Stock, par value $.01 per share, of VANTAS (the "Series B Stock"), (iii) Series C Convertible Preferred Stock, par value $.01 per share, of VANTAS (the "Series C Stock"), (iv) Series D Convertible Preferred Stock, par value $.01 per share, of VANTAS (the "Series D Stock"), and (v) Series E Convertible Preferred Stock, par value $.01 per share of VANTAS (the "Series E Stock"), other than shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock and Series E Stock held in the treasury of VANTAS, are, by virtue of the Merger and without any action on the part of the holder thereof, being converted into the right to receive shares of voting common stock of HQGW;

         WHEREAS, as a condition to the consummation by VANTAS and/or RSI, as applicable, of the transactions contemplated by the Merger Agreement, the Stock Purchase Agreement, and that certain Stock Purchase Agreement by and among VANTAS, RSI, CarrAmerica, OmniOffices (UK) Limited ("Omni UK") and OmniOffices (Lux) 1929 Holding Company S.A. ("LuxCo") (the "UK Agreement"),
(i) the Shareholders have hereby agreed to indemnify and hold harmless RSI from and against certain losses related to the Merger Agreement and the Stock Purchase Agreement, and (ii) CarrAmerica has hereby agreed to indemnify and hold harmless RSI from and against certain losses related to the UK Agreement, upon the terms and conditions provided herein;

         WHEREAS, as a condition to the consummation by HQGW and the applicable Shareholders of the transactions contemplated by the Merger Agreement, the Stock Purchase Agreement and the UK Agreement, RSI has agreed to indemnify and hold harmless certain Shareholders from and against certain losses from certain matters upon the terms and conditions provided herein;

         WHEREAS, in connection with the Shareholders' indemnification obligations, the parties have agreed that the Shareholders are depositing an aggregate of 706,612 shares of non-voting common stock of Holdco (the "Non-Voting Common Stock") (collectively, the "Shareholder Indemnification Shares") and $4,158,492 in cash (the "Shareholder Cash Collateral") with the Escrow Agent to be held and disbursed by the Escrow Agent in accordance with this Agreement, with such Shareholder Indemnification Shares and Shareholder Cash Collateral having an aggregate initial value of $30,000,000 as of the Closing;

         WHEREAS, in connection with RSI's indemnification obligations, the parties have agreed that RSI is depositing an aggregate of 820,322 shares of voting common stock of Holdco (the "Voting Common Stock") (the "RSI Indemnification Shares," and together with the Shareholder Indemnification Shares, the "Indemnification Shares") with the Escrow Agent to be held and disbursed by the Escrow Agent in accordance with this Agreement, with the RSI Indemnification Shares having an aggregate initial value of $30,000,000 as of the Closing;

         WHEREAS, capitalized words and phrases used and not defined herein shall have the meanings ascribed to them in the Merger Agreement; and

         WHEREAS, the Escrow Agent is willing to establish and administer this escrow on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Certain Definitions. As used in this Agreement, certain capitalized terms not otherwise defined herein shall have the following respective meanings:

         "Cash Collateral" shall mean the Shareholder Cash Collateral and any cash deposited by RSI or any Shareholder in the Escrow Account in substitution of RSI Indemnification Shares or Shareholder Indemnification Shares in accordance with Section 2(b).

         "Company Level Loss" shall mean any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) directly or indirectly incurred by HQGW or its Subsidiaries and VANTAS or its Subsidiaries respectively; it being understood that a Company Level Loss shall not include any consequential, incidental or punitive damages or any Direct Loss.

         "Escrow Property" shall mean the Indemnification Shares and the Cash Collateral delivered to the Escrow Agent, together with all interest, dividends and other distributions and payments thereon received by Escrow Agent, less any property and/or funds distributed or paid in accordance with this Agreement.

         "Loss" or "Losses" shall mean a Company Level Loss or a Direct Loss.

         "Direct Loss" shall mean any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) incurred by (i) any Shareholder Indemnitee arising from, relating to or as a result of the inaccuracy at the time made or deemed made of any of the representations or warranties set forth in: (a) Section 5(B) of the Merger Agreement; and (b)
Section 5 of the Stock Purchase Agreement; or (ii) RSI Indemnitees arising from, relating to, or as a result of the inaccuracy at the time made or deemed made of any of the representations or warranties set forth in: (a) Section 4(B) of the Merger Agreement; (b) Section 4 of the Stock Purchase Agreement and (c) Article II, Section (B) of the UK Agreement; it being understood that a Direct Loss shall not include (x) any consequential, incidental or punitive damages, (y) any loss or damages suffered by such party as a result of the diminution in value (either directly or indirectly) of the interest held by such party in the Holdco, or (z) any Company Level Loss.

         "Market Value" shall mean $36.57 per share.

         "Ownership Percentage" shall mean, with respect to a Shareholder, the percentage set forth opposite such Shareholder's name on Schedule A attached hereto.

         "RSI Indemnitees" shall mean RSI and its directors, officers, employees, shareholders, agents and representatives.

         "RSI's Indemnification Share" shall mean one (1) minus the Shareholder's Indemnification Share.

         "Shareholder Indemnitees" shall mean the Shareholder listed on Schedule C attached hereto and its directors, officers, employees, shareholders, agents and representatives.

         "Shareholder Litigation" shall mean the legal proceedings disclosed in Schedule 4(p) of the Merger Agreement under the caption "Omni Offices, Inc. and CarrAmerica Realty Corporation v. Joseph Kaidanow and Robert Arcoro" and any and all other claims, counterclaims, causes of actions or other proceedings threatened or initiated by or on behalf of Robert Arcoro ("Arcoro") or Joseph Kaidanow ("Kaidanow") that relate to facts or circumstances or alleged facts or alleged circumstances arising on or prior to May 31, 2000 (the "Closing Date"), other than any such claims, causes of action or other proceedings with respect to and only to the extent of allegations thereon that any information supplied in writing by RSI to CarrAmerica for inclusion in materials that HQGW delivers to Arcoro or Kaidanow in connection with the Merger contains any untrue statement of a material fact with respect to RSI or VANTAS or omits to state a material fact necessary in order to make the statements therein with respect to RSI or VANTAS not misleading.

         "Shareholders' Indemnification Share" shall mean the aggregate percentage ownership interest of the Voting Common Stock and Non-Voting Common Stock of Holdco owned by the Shareholders immediately after the Closing.

         2. Establishment of Escrow Account.

         (a) Each Shareholder and RSI are contemporaneously with the execution and delivery of this Agreement by each of the parties delivering the number of Indemnification Shares (together with executed stock powers in respect thereof) and/or the amount of Cash Collateral set forth opposite its name on Schedule A hereto to the Escrow Agent for deposit into an escrow account (the "Escrow Account") by the Escrow Agent and the Escrow Agent hereby acknowledges receipt of the same. All Indemnification Shares and Cash Collateral in the Escrow Account shall be available for distribution by the Escrow Agent, subject to the provisions of this Agreement, to reimburse any RSI Indemnitee or any Shareholder Indemnitee, as the case may be, in respect of any Losses that are indemnifiable pursuant to this Agreement. Notwithstanding the escrow of the Indemnification Shares, dividends and other distributions declared and paid on Indemnification Shares held in escrow shall continue to be paid by Holdco to the respective Shareholders and RSI, all voting rights with respect to such shares shall inure to the benefit of and be enjoyed by the respective Shareholders and RSI, and such Shareholders and RSI shall be the legal and beneficial owners of such shares for all purposes subject to the terms of this Agreement; provided, that the parties agree that (i) Holdco shall deposit with the Escrow Agent any securities issued to the Shareholders or RSI in respect of any Indemnification Shares held in escrow as a result of a stock split or combination of shares of Voting Common Stock or Non-Voting Common Stock, as the case may be, payment of a stock dividend or other stock distribution made without receipt of consideration therefor in or on the Voting Common Stock or Non-Voting Common Stock, as the case may be, or change of shares of the Voting Common Stock or Non-Voting Common Stock, as the case may be, into any other securities pursuant to or as part of a business combination or otherwise, in each case together with specific written instructions to the Escrow Agent on whose behalf the same should be credited, and (ii) such securities shall be held by the Escrow Agent as, and shall be included within the definition of, Indemnification Shares, as the case may be; provided, however, notwithstanding the foregoing proviso, to the extent that any such distribution of securities is properly taxable as a dividend for federal income tax purposes, Holdco shall instruct the Escrow Agent to distribute such securities to the respective Shareholders and RSI. The Escrow Agent agrees that it shall invest any Cash Collateral in the HQ/VANTAS Indemnification Escrow Agreement account (F/B/O 795012). The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the preceding sentence or as a result of any liquidation of any such investment prior to its maturity. Any interest earned on any Cash Collateral shall not be used to increase the amount of the Escrow Account of any party hereto and shall be paid to the applicable depositor of the Escrow Account from time to time upon written demand by such depositor, upon specific written instructions to the Escrow Agent with respect thereto. The Escrow Agent shall have no obligation to invest or reinvest the Cash Collateral if deposited with the Escrow Agent after 11:00 a.m. (E.S.T.) on such day of deposit. Instructions received after 11:00 a.m.(E.S.T.) will be treated as if received on the following business day. The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release the Escrow Property pursuant to the terms hereof. Requests (or instructions) received after 11:00 a.m. (E.S.T.) by the Escrow Agent to liquidate the Escrow Property will be treated as if received on the following business day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Property. Any interest or other income received on such investment and reinvestment of the Escrow Property shall become part of the Escrow Property. If a selection is not made, the Escrow Property shall remain uninvested with no liability for interest therein. It is agreed and understood that the Escrow Agent may earn fees associated with the investments outlined above.

         (b) At any time and from time to time after the Closing Date, any or all of the Indemnification Shares deposited by any Shareholder or RSI in the Escrow Account on the Closing Date may be withdrawn upon at least five (5) business days' prior notice by RSI or the Shareholders, as applicable, to the other (with a copy to the Escrow Agent), but if and only if simultaneously with such withdrawal the withdrawing party delivers immediately available funds to the Escrow Agent for deposit into the Escrow Account in an amount equal to the aggregate Market Value of the number of Indemnification Shares so withdrawn, which determination shall be set forth in a written notice to the Escrow Agent signed by RSI or the applicable Shareholder and upon which the Escrow Agent shall be entitled to conclusively rely.

         3. Tax Indemnification.

         (a) Tax Indemnification by Shareholders. Subject to the limitations of indemnification pursuant to Section 5, the Shareholders severally, based on each such Shareholder's Ownership Percentage, shall indemnify the RSI Indemnitees against and hold them harmless from (i) any Loss incurred by reason of any liability of HQGW and its Subsidiaries for Taxes for any Pre-Closing Tax Period, (ii) any Loss incurred by reason of any liability for Taxes of the Shareholders or any other person (other than HQGW) which is or has ever been affiliated with HQGW and its Subsidiaries, and (iii) any Loss incurred by reason of any liability for reasonable legal, accounting, appraisal, consulting or similar fees and expenses for any item attributable to any item in clause (i) or (ii) above.

         (b) Tax Indemnification by RSI. Subject to the limitations of indemnification pursuant to Section 5, RSI shall indemnify the Shareholder Indemnitees against and hold them harmless from (i) any Loss incurred by reason of any liability of VANTAS and its Subsidiaries for Taxes for any Pre-Closing Tax Period, (ii) any Loss incurred by reason of any liability for Taxes of RSI or any other person (other than VANTAS and its Subsidiaries) which has ever been affiliated with RSI and its Subsidiaries, and (iii) any Loss incurred by reason of any liability for reasonable legal, accounting, appraisal, consulting or similar fees and expenses for any item attributable to any item in clause (i) or (ii) above.

         (c) Straddle Period. For purposes of subparagraphs (a) and (b) above, in the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"):

     (i) real, personal and intangible property Taxes ("Property Taxes") of HQGW and its Subsidiaries and VANTAS and its Subsidiaries, respectively, for any Pre-Closing Tax Period (other than Taxes imposed in connection with the Merger or otherwise in connection with this Agreement or the transactions contemplated hereby) shall be equal to the amount of such Property Taxes of HQGW and its Subsidiaries and VANTAS and its Subsidiaries, respectively, for the entire Straddle Period (limited, however, to those Taxes attributable to the assets of HQGW and its Subsidiaries and VANTAS and its Subsidiaries, respectively, owned prior to the Closing Date) multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

     (ii) the Taxes of HQGW and its Subsidiaries and VANTAS and its Subsidiaries, respectively (other than Property Taxes and other than Taxes referred to in Section 6(e) of this Agreement, which Taxes will be governed by such Section), for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date. The indemnity obligations of the Shareholders in respect of Taxes for a Straddle Period shall, subject to the limitations on indemnification pursuant to Section 5, equal the excess of (x) such Taxes for the Pre-Closing Tax Period over (y) the sum of (i) the amount of such Taxes for the Pre-Closing Tax Period paid by the Shareholders or any of their affiliates (other than HQGW) at any time and (ii) the amount of such Taxes paid by HQGW and its Subsidiaries on or prior to the Closing Date (which includes any payments of estimated taxes or similar amounts made by HQGW and its Subsidiaries on or prior to the Closing Date and any amounts of Taxes for which a reserve has been reflected on the Company Balance Sheet, even though the amount reflected for such reserve has not yet been paid, based on each such Shareholder's Ownership Percentage, to the applicable taxing authority). The Shareholders severally, based on each such Shareholder's Ownership Percentage, shall initially pay such excess to RSI upon the later of (A) five days prior to the date on which the Tax Return (including any Tax Return with respect to estimated Taxes) with respect to the liability for such Taxes is required to be filed (and if no such Tax Return is required to be filed, five days prior to the date satisfaction of the Tax liability is required by the relevant taxing authority) or (B) ten days after the receipt from RSI of notice that such amount is required to be paid pursuant hereto. The payments to be made pursuant to this paragraph by the Shareholders with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination (which shall include the execution of Form 870-AD or any successor form) with respect to Taxes for the Straddle Period.

     RSI shall cause Holdco to within 10 days of the receipt thereof, pay to each of the Shareholders an amount equal to such Shareholder's Ownership Percentage, an amount equal to 100% of any refund of any Taxes of HQGW with respect to any Pre-Closing Tax Period received by HQGW, any of its Subsidiaries or Holdco at any time after the Closing Date (including for this purpose any credit against Taxes owed for any taxable period ending after the Closing Date, if such credit is attributable to a taxable period ending on or prior to the Closing Date, any refund of estimated tax payments made on or prior to the Closing Date or any application of such payments to either a taxable period commencing after the Closing Date or a portion of a Straddle Period that is subsequent to the Closing Date, and any interest received by HQGW, any of its Subsidiaries or Holdco with respect to any of the foregoing from the applicable taxing authority) unless (and only to the extent) that the amount of such refund for Taxes was reflected as an asset on the Company Balance Sheet.

         (d) RSI shall indemnify each of the Shareholder Indemnitees for any Extra Tax Costs incurred by such Shareholder Indemnitees in connection with the HQ Merger, the Second Step Merger, and/or the sale of shares by such Shareholder Indemnitee pursuant to the Stock Purchase Agreement. For purposes of this Section 3(d), "Extra -Tax Costs" shall be defined as (i) all interest, penalties, and similar charges actually payable by a Shareholder Indemnitee to any applicable taxing authority with respect to Extra Taxes attributable to the period ending on the earlier of January 1, 2003 or the date all of such Shareholder Indemnitee's shares of stock in HQGW not sold pursuant to the Stock Purchase Agreement actually are sold (in either case, the "Deemed Sale Date"), plus (ii) in the event that such interest, penalties, and similar charges have not been paid on or prior to the Deemed Sale Date, all interest, penalties and similar charges accruing with respect to such interest, penalties and similar charges until the earlier of the actual date on which the interest, penalties, and similar charges described in clause (i) are paid or thirty (30) days following a "final determination" within the meaning of
Section 1313 of the Code that the Shareholder Indemnitee is required to pay Extra Taxes, plus (iii) if and to the extent that a Shareholder Indemnitee is required to pay any Extra Taxes prior to the applicable Deemed Sale Date, interest on such Extra Taxes from the date the Shareholder Indemnitee makes such payment of Extra Taxes to and including the applicable Deemed Sale Date, computed at a rate equal to the rate applicable under Section 6621 of the Code with respect to underpayments of federal income tax, plus (iv) an amount equal to all federal, state and local income taxes (net of the federal income tax benefit, if any, resulting to the Shareholder Indemnitee from any deduction allowed to such Shareholder Indemnitee for any such state and local income taxes) required to be paid by such Shareholder Indemnitee with respect to the payment received pursuant to this Section 3(d). For purposes of this Section 3(d), "Extra Taxes" shall be defined as the excess of (i) the amount of all Taxes (other than stock transfer Taxes) payable (determined as described below) by a Shareholder Indemnitee by reason of the Second Step Merger and/or the sale of shares of stock by the Shareholder Indemnitee pursuant to the Stock Purchase Agreement over (ii) the amount of Taxes (other than stock transfer Taxes) that would have been payable by such Shareholder Indemnitee by such reason if (a) the exchange into Holdco Preferred Stock described on the Financing Exhibits were not to have taken place and (b) the surviving corporation in the Second Step Merger were the HQ Surviving Corporation rather than M Sub. The amount of Extra Taxes and the Extra Tax Costs for purposes of this Section 3(d) shall be determined and certified to by an independent accountant selected by the applicable Shareholder Indemnitee, as may be reasonably acceptable to RSI. Extra Taxes and Extra Tax Costs shall be considered payable for the purposes hereof on the earlier of (i) the date on which the Shareholder Indemnitee notifies RSI in writing of any assertion by the Internal Revenue Service, formal or informal, of a position to the effect that such amounts might be required to be paid, or (ii) the date on which the Shareholder Indemnitee delivers to RSI a copy of an opinion of the tax advisor to such Indemnitee providing that it is more likely than not that the Shareholder Indemnitee is liable for such Extra Taxes and Extra Tax Costs (in either case, a "Potential Adverse Determination Date"), unless in either event RSI notifies such Shareholder Indemnitee in writing within ten days of the Potential Adverse Determination Date that, pursuant to the provisions of this section, it will indemnify the Shareholder Indemnitee for (a) all interest, penalties, and similar charges accruing with respect to such Extra Taxes and Extra Tax Costs from the Potential Adverse Determination Date until the earlier of thirty (30) days following a "final determination" within the meaning of Section 1313 of the Code that the Shareholder is required to pay Extra Taxes and/or Extra Tax Costs or ten (10) days following written notice from RSI to such Shareholder Indemnitee to pay all such Extra Taxes and Extra Tax Costs as to which a Potential Adverse Determination Date has occurred (in either case, the "Delayed Payment Date"), and (b) all legal and accounting costs and expenses incurred in connection with any challenge or assertion by the Internal Revenue Service (it being understood that the Shareholder Indemnitee shall not in any event have any duty to contest any such challenge except, and only to the extent that, RSI bears any and all costs associated therewith), in which event Extra Taxes and Extra Tax Costs shall be considered payable for purposes hereof on the Delayed Payment Date. The obligations of RSI pursuant to this Section 3(d) are in addition to, and not in lieu of, the obligations of HQ Surviving Corporation and HQGW under Section 7(j) of the Merger Agreement. The provisions of Section 5(a), 5(b), 5(c) and 5(d) shall not apply with respect to this Section 3(d).

         4. Other Indemnification.

         (a) Other Indemnification by the Shareholders. (W) The Shareholders severally, based on each such Shareholder's respective Ownership Percentage, shall indemnify the RSI Indemnitees against and hold them harmless from any Company Level Loss (other than any relating to Taxes, for which indemnification provisions are set forth in Section 3(a), and any relating to the Shareholder Litigation, for which indemnification provisions are set forth in Section 4)(a)(X)) arising from, relating to or otherwise in respect of any inaccuracy of any representation or warranty of HQGW contained in the Merger Agreement (other than the representations set forth in Sections 4(A)(b) and 4(A)(ee) of the Merger Agreement, for which indemnification provisions are set forth in Section 4(a)(X) below) or in any certificate delivered pursuant thereto or in connection therewith at the time made or deemed made (regardless of whether or not VANTAS or RSI was aware of such failure on or prior to the Effective Time).

         (X) All Shareholders severally, based on each such Shareholder's respective Ownership Percentage, shall indemnify the RSI Indemnitees against and hold them harmless from RSI's Indemnification Share of any Company Level Loss and from any claims, causes of action or other proceedings under which any RSI Indemnitee may be subject to liability arising from, relating to, or otherwise in respect of any inaccuracy of the representations set forth in
Section 4(A)(b) and 4(A)(ee) of the Merger Agreement. CarrAmerica shall indemnify the RSI Indemnitees against and hold them harmless from RSI's Indemnification Share of any Company Level Loss and from any claims, causes of action or other proceedings under which any RSI Indemnitee may be subject to liability arising from, relating to, or otherwise in respect of the Shareholder Litigation.

         (Y) Each Shareholder severally with respect to any Direct Loss attributable to itself only shall indemnify the RSI Indemnitees against and hold them harmless from any such Direct Loss directly or indirectly suffered or incurred by any such RSI Indemnitee.

         (Z) CarrAmerica shall indemnify the RSI Indemnitees against and hold them harmless from any Company Level Loss directly or indirectly suffered or incurred by any such RSI Indemnitee arising from, relating to or otherwise in respect of any inaccuracy of the representations and warranties of HQ UK and HQ LuxCo contained in the UK Agreement or in any certificate delivered pursuant thereto or in connection therewith at the time made or deemed made (regardless of whether or not VANTAS or RSI was aware of such failure on or prior to the Closing Date).

         (b) Other Indemnification by RSI. (Y) RSI shall indemnify the Shareholder Indemnitees against and hold them harmless from any Company Level Loss or Direct Loss (other than any relating to Taxes, for which indemnification provisions are set forth in Section 3(a)) directly or indirectly suffered or incurred by them arising from, relating to or otherwise in respect of any inaccuracy of any representation or warranty of RSI or VANTAS contained in the Merger Agreement (other than the representations set forth in Section 5(A)(b) of the Merger Agreement, for which indemnification provisions are set forth in Section 5(b)(Z) below), the UK Agreement or the Stock Purchase Agreement or in any certificate delivered pursuant to either of the foregoing or in connection therewith at the time made or deemed made (regardless of whether or not any Shareholders were aware of such failure on or prior to the Effective Time).

         (Z) RSI shall indemnify the Shareholder Indemnitees against and hold them harmless from the Shareholders' Indemnification Share of any Company Level Loss and from any claims, causes of actions or other proceedings under which any Shareholder Indemnitee may be subject to liability (i) arising from, relating to, or otherwise in respect of the matter disclosed in clause (ii) of Schedules 5(r) or 5(u) to the Merger Agreement or any inaccuracy of the representations set forth in Section 5(A)(b) of the Merger Agreement or (ii) threatened or initiated by or on behalf of any holder of VANTAS Common Stock or Preferred Stock that relate to the execution and delivery of the Merger Agreement or to any of the transactions contemplated therein, or (iii) arising from, relating to, or otherwise in respect of the offer or sale of equity securities of HQGW or Holdco to any third party in connection with the transactions contemplated by the Merger Agreement, the Stock Purchase Agreement or the UK Agreement; provided that, RSI shall not be required to make any payment under this clause (Z) to the extent of any amounts that the Shareholders are required to pay under Section 4(a) hereof with respect to the same facts and circumstances that give rise to a claim under this clause (Z).

         (ZZ) Except with respect to any matter referred to in clause (ZZZ) below, in the event Holdco is required to pay any amounts under (i) Section 11(a) of that certain Exchange Agreement dated as of May 31, 2000 by and between Holdco and RSI (the "Exchange Agreement") or otherwise as a result of a breach of the representations and warranties of Holdco contained in Section 2 of the Exchange Agreement, (ii) Section 11(a) of any of those certain Purchase Agreements, each dated as of May 31, 2000, by and between, in each case, RSI, on the one hand, and the Investor specified in each such Agreement, on the other hand, or otherwise as a result of a breach of representations and warranties of RSI contained in Section 2 of the Purchase Agreements, or (iii)
Section 11(a) of the Purchase Agreement dated as of May 31, 2000 by and among Holdco, RSI and Equity Office Properties Trust or otherwise as a result of a breach of the representations and warranties of Holdco contained in Sections 2 and 3 of such Purchase Agreement (all of the foregoing obligations being hereinafter referred to as "Holdco Indemnification Obligations"), RSI shall indemnify the Shareholder Indemnitees and hold them harmless in an amount equal to the product of any amounts paid by Holdco under the Holdco Indemnification Obligations and the Shareholders' Indemnification Share; provided that, RSI shall not be required to make any payment under this clause
(Z) to the extent of any amounts that the Shareholders are required to pay under Section 4(a) hereof with respect to the same facts and circumstances that give rise to a claim under this clause (ZZ).

         (ZZZ) In the event Holdco pays any Holdco Indemnification Obligations under Section 12(a) of any Purchase Agreement arising from, relating to or otherwise in respect of any act or failure to act of RSI or any breach of any of RSI's representations under Section 3 of any such Purchase Agreement, then in lieu of the indemnification provisions of clause (ZZ) above, RSI shall indemnify and hold Holdco harmless from the entire amount of such payment.

         5. Limitations on Indemnification. Any claim brought under Section 3 or 4 is subject in each case to the following limitations and restrictions:

         (a) Damages Net of Insurance, etc. The amount of any Company Level Loss for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Second Step Surviving Corporation under insurance policies with respect to such Company Level Loss (which the Second Step Surviving Corporation shall use commercially reasonable efforts to recover under such policies) and the amount of any Loss shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase), and (ii) reduced to take account of any net Tax benefit realized by the Second Step Surviving Corporation arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party or the Second Step Surviving Corporation, as the case may be, shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnity payment under this Agreement shall be treated as an adjustment to the Merger Consideration for tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party causes any such payment not to be treated as an adjustment to the Merger Consideration for United States Federal income tax purposes.

          (b) Minimum Claim Amounts.

     (i) Claims made by the RSI Indemnitees with respect to Losses for which indemnification is provided pursuant to Section 3(a), 3(c), 4(a)(W) or 4(a)(Z) shall be required to be paid if and only if the aggregate amount of all such Losses, but for this Section 5(b)(i), exceed on a cumulative basis $6,219,000 (the "Holder Basket"), in which event the entire amount of such Losses shall be recoverable; it being understood that claims with respect to Losses or damages arising from claims, causes of action or other proceedings for which indemnification is provided pursuant to
     Section 4(a)(X) or 4(a)(Y) shall not be subject to the foregoing limitation.

     (ii) Claims made by the Shareholder Indemnitees with respect to Losses for which indemnification is provided pursuant to Section 3(b), 3(c) or 4(b)(Y) (with respect to claims for Company Level Losses) shall be required to be paid if and only if the aggregate amount of all such Losses, but for this Section 5(b)(ii), exceed on a cumulative basis $25,510,000 (the "RSI Basket"), in which event the entire amount of such Losses shall be recoverable; it being understood that claims with respect to Direct Losses for which indemnification is provided pursuant to
     Section 4(b)(Y) or Losses, claims, causes of action or other proceedings pursuant to Section 4(b)(Z), 4(b)(ZZ) or 4(b)(ZZZ)) shall not be subject to the foregoing limitation.

     (iii) In determining whether the Shareholder Indemnitees or RSI Indemnitees, as the case may be, is or are entitled to indemnification under Section 4 (other than under Section 4(b)(ZZ) or 4(b)(ZZZ)), the representations and warranties of the Shareholders and HQGW, or RSI and VANTAS, as applicable, shall not be deemed qualified by any references to material or materiality contained therein and any inaccuracies therein shall be determined without regard to whether such inaccuracy constitutes a Company Material Adverse Effect or a VANTAS Material Adverse Effect; provided, however, in no event will any Shareholder Indemnitees or RSI Indemnitees, as the case may be, be entitled (A) to recovery for any Loss relating to or arising out of an inaccuracy of any representation or warranty of VANTAS, RSI, HQGW or any Shareholder, as the case may be, even if such Shareholder Indemnitee or RSI Indemnitee, as applicable, would be entitled to indemnification pursuant to Section 5(b)(i) or 5(b)(ii), but for this Section 5(b)(iii), unless the Loss related thereto exceeds $50,000, (B) to aggregate items referred to in clause (A) of this
     Section 5(b)(iii) for the purpose of exceeding the limitation set forth in clause (A) of this Section 5(b)(iii), or (C) to otherwise submit the items referred to in clause (A) of this Section 5(b)(iii) as Losses reimbursable pursuant to this Section 5.

          (c) Percentage Recovery.

     (i) If cumulative Company Level Losses under Sections 3(a), 3(c), 4(a)(W) and 4(a)(Z) exceed the Holder Basket, the indemnification amount to be paid to the applicable RSI Indemnitees shall be equal to RSI's Indemnification Share of the entire amount of Company Level Losses. In all events (other than as expressly limited to RSI's Indemnification Share in Section 4(a)(X)), 100% of the entire amount of Losses under Sections (4)(a)(X) and 4(a)(Y) shall be paid to the applicable RSI Indemnitees.

     (ii) If cumulative Company Level Losses under Sections 3(b), 3(c) and 4(b)(Y) exceed the RSI Basket, the indemnification amount to be paid to the applicable Shareholder Indemnitees shall be equal to the Shareholders' Indemnification Share of the entire amount of Company Level Losses. The indemnification amount to be paid in respect of Company Level Losses under Section 4(b)(Z) is limited to the Shareholders' Indemnification Share thereof and the indemnification amount to be paid under Section 4(b)(ZZ) or 4(b)(ZZZ) shall not be limited in any respect. In all events, 100% of the entire amount of Losses that constitute Direct Losses of any Shareholder Indemnitee shall be paid to the applicable Shareholder Indemnitees.

          (d) Other Limitations on Recovery.

     (i) Except as otherwise provided in the immediately following sentence, claims made by any RSI Indemnitee against any Shareholder pursuant to this Agreement shall be made solely against the Shareholder Indemnification Shares or Cash Collateral deposited into the Escrow Account by such Shareholder. Claims made by any RSI Indemnitee against any Shareholder with respect to Direct Losses and under Section 4(a)(X) shall be made first against the Shareholder Indemnification Shares or Cash Collateral deposited into the Escrow Account by such Shareholder in accordance with Section 7, but only after any and all amounts in respect of Valid Claims with respect to the Company Level Losses shall have first been disbursed in accordance with Section 7; provided, that if the amount available in the Escrow Account attributable to such Shareholder (valuing any Indemnification Shares in accordance with Section 7) is less than the full amount of the claim, or if the Escrow Account has been terminated, a claim may be made directly against such Shareholder, which shall be personally liable for the remaining amount of the claim. Except as set forth in the preceding sentence, no Shareholder shall have any personal liability to any RSI Indemnitee in any respect pursuant to this Agreement or otherwise.

     (ii) Except as otherwise provided in the immediately following sentence, claims made by any Shareholder Indemnitee against RSI pursuant to this Agreement shall be made solely against the RSI Indemnification Shares or Cash Collateral deposited into the Escrow Account by RSI. Claims made by any Shareholder Indemnitee against RSI with respect to Direct Losses and under Section 4(b)(ZZ) and 4(b)(ZZZ) shall be made first against the RSI Indemnification Shares or cash collateral deposited into the Escrow Account by RSI in accordance with Section 7, but only after any and all amounts in respect of Valid Claims with respect to Company Level Losses shall have first been disbursed in accordance with Section 7; provided that if the amount available in the Escrow Account attributable to RSI (valuing any Indemnification Shares in accordance with Section 7) is less than the full amount of the claim, or if the Escrow Account has been terminated, a claim may be made directly against RSI, which shall be personally liable for the remaining amount of the claim. Except as set forth in the immediately preceding sentence, RSI shall not have any personal liability to any Shareholder Indemnitee in any respect pursuant to this Agreement or otherwise.

         (e) Termination of Indemnities. Notwithstanding anything in this Agreement to the contrary, the obligations of the Shareholders and RSI to provide indemnification under this Agreement shall terminate and be extinguished forever at the close of business on June 30, 2001, except for (i) claims under Section 3 hereof and claims under Section 4 hereof that relate to the representations concerning authorization and benefit plan matters set forth in Sections 4(b), 4(r), 5(b) and 5(k) of the Merger Agreement, Section 4(b)(ZZ) and 4(b)(ZZZ) hereof, and Sections 2.2 and 2.16 of the UK Agreement and the representations set forth in the Stock Purchase Agreement, which claims may be made until the expiration of the applicable statute of limitations; provided, however, that the obligations of the Shareholders and/or RSI to provide indemnification under this Agreement shall not terminate at such time with respect to any claim that has been properly asserted by delivering a notice of such claim to the indemnifying party in accordance with the terms hereof and such claim has not been paid or otherwise resolved as of the date on which such indemnity obligation would otherwise terminate pursuant to this Section 5(e). If a claim has been properly asserted and not paid or resolved as described above, the indemnity obligations of the Shareholders or RSI, as applicable, shall continue beyond June 30, 2001, but (i) the indemnity obligation shall continue only with respect to the claim in question, and only until such claim is paid or otherwise finally resolved, and (ii) any amounts in the Escrow Account not reasonably determined by the indemnified party to be needed to cover the disputed claim shall be released from the Escrow Account to the Shareholders or RSI, as applicable, upon written instructions to the Escrow Agent in connection therewith by the indemnified party upon which the Escrow Agent shall be entitled to conclusively rely.

         6. Other Tax Matters.

         (a) For any taxable period of HQGW that includes (but does not end on) the Closing Date, RSI shall, or shall cause the Second Step Surviving Corporation to, timely prepare and file with the appropriate taxing authorities all Tax Returns required to be filed; provided, however, that no such Tax Return shall be filed without the written consent of the Representative, which consent shall not be unreasonably withheld. The Shareholders shall reimburse RSI (in accordance with the procedures set forth in Sections 3(a) and 3(c)) for any amount owed by the Shareholders to RSI pursuant to such Sections (subject to the limitation set forth in Section 5) with respect to the taxable periods covered by such Tax Returns. For any taxable period of HQGW that ends on or before the Closing Date, HQGW shall timely prepare and file with the appropriate taxing authorities all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided, however, that no such Tax Return shall be filed without the prior written consent of RSI and the Representative, which consent shall not be unreasonably withheld. RSI and the Shareholders agree to cause HQGW to file all Tax Returns for the taxable period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

         (b) RSI shall cause HQGW to, and the Shareholders, RSI and the Second Step Surviving Corporation shall, reasonably cooperate, and cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes, provided, however, in no event shall RSI be required to provide any Tax Return to the Shareholders and the Shareholders shall not be required to provide to RSI any Tax Return not actually in their possession. RSI recognizes that the Shareholders will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Second Step Surviving Corporation to the extent such records and information pertain to events occurring prior to the Closing Date acting as representative for the Shareholders; therefore, RSI agrees after the Closing to cause the Second Step Surviving Corporation to allow the Representative, and its agents and other representatives, at times and dates mutually acceptable to the parties, reasonable access to such records from time to time, during normal business hours and at the Shareholders' expense.

         (c) An amount equal to 100% of the amount or economic benefit of any refunds, credits or offsets of Taxes of HQGW for any Pre-Closing Tax Period (including that portion of a Straddle Period ending on the Closing Date) shall be for the account of the Shareholders. Notwithstanding the foregoing, (i) any such refunds, credits or offsets of Taxes shall be for the account of the Second Step Surviving Corporation and RSI to the extent such refunds, credits or offsets of Taxes are attributable (determined on a marginal basis) to the carryback from a taxable period beginning after the Closing Date (or the portion of a Straddle Period that begins on the day after the Closing Date) of items of loss, deduction or credit, or other tax items, of the Second Step Surviving Corporation (or any of its Affiliates, including RSI) and (ii) to the extent RSI or the Second Step Surviving Corporation, depending on which entity made such payment, pays after the Closing Date any amount with respect to Taxes for any such Pre-Closing Tax Period, refunds of such Taxes (determined on a first-in, first-out basis) shall be for the account of RSI or the Second Step Surviving Corporation, depending on which entity made such payment. The amount or economic benefit of any refunds, credits or offsets of Taxes of HQGW or the Second Step Surviving Corporation for any taxable period beginning after the Closing Date shall be for the account of the Second Step Surviving Corporation and RSI. The amount or economic benefit of any refunds, credits or offsets of Taxes of HQGW or the Second Step Surviving Corporation for any Straddle Period shall be equitably apportioned between the Shareholders, on the one hand, and RSI and the Second Step Surviving Corporation, on the other hand. Each party shall forward, and shall cause its Affiliates to forward, to the party entitled pursuant to this Section 6(c) to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within 30 days after such refund is received or after such credit or offset is allowed or applied against other Tax liability, as the case may be; provided, however, that any such amounts payable pursuant to this Section 6(c) shall be net of any Tax cost or Tax benefit to the party making payment pursuant to this Section 6(c) and its Affiliates attributable to the receipt of such refund, credit or offset to Tax and/or the payment of such amounts pursuant to this Section 6(c). RSI and the Shareholders shall treat any amounts payable pursuant to this Section 6(c) as an adjustment to the Merger Consideration unless a final determination (which shall include the execution of a Form 870-AD or successor form) causes any such payment not to be treated as an adjustment to the Merger Consideration for United States Federal income Tax purposes.

         (d) The Shareholders shall supply any necessary information to enable the Second Step Surviving Corporation to file any amended consolidated, combined or unitary Tax Returns for taxable years ending on or prior to the Closing Date which are required as a result of examination adjustments made by the IRS or by the applicable state, municipal, provincial, local or foreign taxing authorities for such taxable years as finally determined; provided, however, that no such Tax Return shall be filed without the prior written consent of the Representative and RSI, which consent shall not be unreasonably withheld.

         For those jurisdictions in which separate Tax Returns are filed by HQGW, any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by the Second Step Surviving Corporation or RSI and furnished to the Representative, for approval at least 30 days prior to the due date for filing such Tax Returns.

         (e) All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the Merger or otherwise in connection with this Agreement and the transactions contemplated hereby that are attributable to the assets of HQGW and its Subsidiaries shall be paid by the Shareholders and that are attributable to the assets of VANTAS and its Subsidiaries shall be paid by RSI. The Representative and RSI shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of such Tax laws.

         7. Indemnification Procedures.

         (a) Notice of a Claim. In order for a party to be entitled to indemnification pursuant to this Agreement, the indemnified party shall notify the indemnifying party in writing of any claim that it reasonably believes is likely to result in a Loss within ten (10) days of the date such party receives written notice or otherwise becomes aware of the claim, describing in reasonable detail the claim (including whether such claim is for Direct Losses or Company Level Losses) and the estimated amount of the claim; provided, however, that the failure of an indemnified party so to notify the indemnifying party of the claim shall not relieve the indemnifying party of its obligations under this Agreement except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give notice). The indemnified party shall deliver to the indemnifying party copies of all notices and documents (including court papers) received by the indemnified party relating the claim along with the notice referred to above. If the indemnifying party does not object in writing to the availability of the indemnity under this Agreement within twenty (20) days after receiving such notice, then the claim set forth in the notice by such party shall be considered a valid claim under this Agreement (a "Valid Claim"), and such Valid Claim (to the extent payable after giving effect to the limitations set forth in Section 5(b)) shall be paid in accordance with Section 7 hereof. If any indemnifying party objects in writing as to the availability of the indemnity with respect to such claim within such twenty (20) day period, then the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

         (b) Defense of Third Party Claims. If any Valid Claim arises out of or involves a claim or demand made by any person against the Second Step Surviving Corporation or the indemnified party (a "Third Party Claim"), then the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party; provided, that such counsel is not reasonably objected to by the indemnified party; and provided further, that if either (i) any indemnified party reasonably concludes that there may be one or more legal defenses available to it that are different from or in addition to (and are inconsistent with) those available to the indemnifying party, or that a conflict or potential conflict exists between any indemnified party, on the one hand, and any indemnifying party, on the other hand (a "Conflicting Matter"), or (ii) the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages which the indemnified party reasonably concludes cannot be separated from any related claim for money damages (a "Specific Performance Matter"), the indemnifying party will not have the right to direct the defense of such action on behalf of such indemnified party with respect to such Conflicting Matter or Specific Performance Matter, and the indemnified party shall direct the defense of the portion of such claim that constitutes a Conflicting Matter or Specific Performance Matter through counsel (including a local counsel, if necessary) of its choosing, at the expense of the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. Notwithstanding the foregoing, the indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

         If the indemnifying party so elects to assume the defense of any Third Party Claim, the indemnified party shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnifying party completely in connection with such Third Party Claim and which would not otherwise adversely affect the Indemnified Party.

         (c) Procedures Unique to Tax Claims. With respect to any claim made by any taxing authority (a "Tax Claim") covered by Section 3(a) hereof, the Representative shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Representative must first consult in good faith with RSI before taking any action with respect to the conduct of a Tax Claim. Notwithstanding the foregoing, (i) the Representative shall not settle any Tax Claim without the prior written consent of RSI, which consent shall not be unreasonably withheld, (ii) RSI, and counsel of its own choosing, shall have the right to participate fully in all aspects of the defense of such Tax Claim, (iii) the Representative shall inform RSI, reasonably promptly in advance, of the date, time and place of all administrative and judicial meetings, conferences, hearings and other proceedings relating to such Tax Claim, (iv) RSI shall be entitled to have its representatives (including counsel, accountants and consultants) attend and participate in any such administrative and judicial meetings, conferences, hearings and other proceedings relating to such Tax Claim and (v) the Representative shall provide to RSI all information, document requests and responses, proposed notices of deficiency, notices of deficiency, revenue agent's reports, protests, petitions and any other documents relating to such Tax Claim promptly upon receipt from, or in advance of submission to (as the case may be), the relevant taxing authority.

         With respect to any Tax Claim covered by Section 3(b) hereof, RSI shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that RSI must first consult in good faith with the Representative before taking any action with respect to the conduct of a Tax Claim. Notwithstanding the foregoing, (i) RSI shall not settle any Tax Claim without the prior written consent of the Representative, which consent shall not be unreasonably withheld, (ii) the Representative, and counsel of its own choosing, shall have the right to participate fully in all aspects of the defense of such Tax Claim, (iii) RSI shall inform the Representative, reasonably promptly in advance, of the date, time and place of all administrative and judicial meetings, conferences, hearings and other proceedings relating to such Tax Claim, (iv) the Representative shall be entitled to have its representatives (including counsel, accountants and consultants) attend and participate in any such administrative and judicial meetings, conferences, hearings and other proceedings relating to such Tax Claim and (v) RSI shall provide to the Representative all information, document requests and responses, proposed notices of deficiency, notices of deficiency, revenue agent's reports, protests, petitions and any other documents relating to such Tax Claim promptly upon receipt from, or in advance of submission to (as the case may be), the relevant taxing authority.

         The Representative and RSI shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of HQGW and its Subsidiaries for a Straddle Period. Neither the Representative nor RSI shall settle any such Tax Claim without the prior written consent of the other.

         RSI, on the one hand, and each Shareholder, on the other hand, shall, reasonably cooperate in contesting any Tax Claim, which cooperation shall include the retention and, upon request, the provision to the requesting person of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

         8. Escrow Disbursements in Respect of Valid Claims.

         (a) Upon receipt of (i) a written notice signed jointly by a duly authorized officer of the Representative and a duly authorized officer of RSI or (ii) a certified copy of a final, non-appealable judgment of a court of competent jurisdiction accompanied by a certificate of the prevailing party reasonably satisfactory to the Escrow Agent to the effect that said judgment is final and non-appealable, specifying the amount of Loss to be paid by RSI or the Shareholders, as the case may be, the Escrow Agent shall distribute to the RSI Indemnitee or the Shareholder Indemnitee, as the case may be, from the Escrow Account, a number of Indemnification Shares (each such share being deemed to have a value equal to the Market Value) and any Cash Collateral equal in value to such Shareholders' or RSI's, as the case may be, share of the total amount of Loss specified in such notice, which notice shall take into account the limitations set forth in Section 5(b) hereof. If the Indemnification Shares (based on the Market Value) and Cash Collateral contributed by a Shareholder or RSI remaining in the Escrow Account are insufficient to satisfy such Shareholder's or RSI's share of the total amount of Loss specified in such notice, the Escrow Agent shall distribute to the RSI Indemnitee or the Shareholder Indemnitee, as the case may be, all remaining Indemnification Shares and Cash Collateral deposited by such Shareholder or RSI, as the case may be, held in the Escrow Account in accordance with written instructions from the RSI Indemnitee or Shareholder Indemnitee, as the case may be, upon which the Escrow Agent shall be entitled to conclusively rely.

         (b) Notwithstanding anything herein to the contrary, to the extent that Indemnification Shares and/or Cash Collateral are to be distributed to the RSI Indemnitee or the Shareholder Indemnitee, as the case may be, to pay a Loss, in the absence of instructions pursuant to the proviso to this sentence (of which the Escrow Agent shall have no duty or obligation to inquire about) given through written notice to the Escrow Agent by the Shareholder or RSI with respect to the Indemnification Shares and Cash Collateral in the Escrow Account, the Escrow Agent will satisfy the portion of such Loss payable by such Shareholder or RSI, as the case may be, (i) first, by distributing to the RSI Indemnitee or the Shareholder Indemnitee, as the case may be, the Indemnification Shares deposited by such Shareholder or RSI, as the case may be, in the Escrow Account on the Closing Date, and (ii) second, by distributing any Cash Collateral deposited by such Shareholder or RSI, as the case may be, in the Escrow Account; provided, that any Shareholder or RSI, as the case may be, by written notice to the Escrow Agent, may direct that Cash Collateral referred to in clause (ii) above be distributed from the Escrow Account prior to the distribution of Indemnification Shares. This provision shall be controlling at all times unless such instructions have been received prior to such distributions.

         (c) In each case in which a party seeks the delivery by the Escrow Agent of Indemnification Shares pursuant to this Agreement, such party shall provide to the Escrow Agent all information, to the extent applicable, with respect to the transfer agent thereof, including without limitation, the name and contact person.

         9. Final Distribution. At the close of business on June 30, 2001, any Indemnification Shares and Cash Collateral remaining in the Escrow Account shall be returned in whole or in part by the Escrow Agent to the respective Shareholders or RSI who contributed such Indemnification Shares or Cash Collateral upon and to the extent set forth in a joint notification by the Representative and RSI.

         10. Limitation of Duties. The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Depositors or to which any Depositor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any Depositor or an entity acting on its behalf. Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder.

         11. Legal Process. (a) If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Property), Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

         Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from any Depositor or any entity acting on behalf of any Depositor, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians, (iv) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Property, or any loss of interest incident to any such delays, or (v) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit, but only to the extent of direct money damages.

         (b) Escrow Agent may consult with its legal counsel as to any matter relating to this Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

         (c) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

         (d) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

         12. Authority; Validity. Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

         13. Duty of Care. The Escrow Agent shall not be under any duty to give the Escrow Property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

         14. Liability to Escrow Agent. Depositors, jointly and severally, shall be liable for and shall reimburse and indemnify Escrow Agent (and any predecessor Escrow Agent) and hold Escrow Agent harmless from and against any and all claims, losses, actions. liabilities, costs, damages or expenses (including reasonable attorneys' fees and expenses) (collectively "Escrow Agent Losses") arising from or in connection with its administration of this Agreement, except to the extent such Escrow Agent Losses are caused by its own gross negligence or willful misconduct. In addition, when the Escrow Agent acts on any information, instructions or communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by telex or facsimile, the Escrow Agent, absent gross negligence, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Depositor(s) or is not in the form the Depositor(s) sent or intended to send (whether due to fraud, distortion or otherwise). The Depositor(s) shall jointly and severally indemnify the Escrow Agent against any Loss it may incur with its acting in accordance with any such communication. This paragraph shall survive the termination of this Agreement or the removal of the Escrow Agent.

         15. Disputes; Ambiguities. (a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless Escrow Agent receives written instructions, signed by the Representative and RSI, which eliminates such ambiguity or uncertainty.

         (b) In the event of any dispute between or conflicting claims by or among the Depositors with respect to any Escrow Property, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Depositors for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Escrow Agent Losses which it may incur by reason of so acting. The Escrow Agent shall act on such court order without further question. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Depositors.

         (c) The Escrow Agent shall have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

         16. Interest in Escrow Property. The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Depositors shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The Depositors will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Escrow Agent.

         17. Due Authorization. Each Depositor hereby represents and warrants
(a) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Agreement by the Depositor(s) does not and will not violate any applicable law or regulation.

         18. Payments to Escrow Agent. At the time of execution of this Agreement, Depositors shall pay Escrow Agent an acceptance fee of $10,000. In addition, Depositors shall pay Escrow Agent a fee of $60,000 per annum or part thereof payable upon execution of this Agreement and thereafter on each anniversary date of this Agreement and Depositors agree to reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). The obligations contained in this Section shall be a joint and several obligation of the Depositors. Without limiting the rights of the Escrow Agent under the preceding sentence, RSI, on the one hand, and the Shareholders, on the other hand, agree as between themselves that all fees and related expenses of the Escrow Agent hereunder (including fees of its legal counsel) shall be paid one-half by RSI and one-half by the Shareholders.

         19. Fractional Shares. No fractional shares shall be delivered to satisfy any claims. If the Indemnification Shares to be so delivered from the Escrow Account in respect of any Shareholder or RSI, as the case may be, would include a fractional share, the parties hereto agree that the Representative and RSI may round such fraction to the nearest whole share.

         20. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                           If to the Shareholders:
                           At the address set forth opposite
                           such Shareholder's name on the
                           signature page hereto

                           with a copy to:
                           Hogan & Hartson, L.L.P.,
                           Columbia Square
                           555 Thirteenth Street, N.W.
                           Washington, DC  20004
                           Telecopy No:  (202) 637-5910
                           Attention:       Warren Gorrell
                                            David Bonser; and

                           If to RSI:

                           Reckson Service Industries, Inc.
                           10 East 50th Street
                           Suite 2700
                           New York, NY  10022
                           Telecopy No:  (212) 931-8001
                           Attention:  Scott H. Rechler

                           with copies to:
                           Brown & Wood LLP
                           One World Trade Center
                           New York, NY  10048
                           Telecopy No:  (212) 839-5599
                           Attention:       Joseph W. Armbrust, Jr.
                                            J. Gerard Cummins

                           If to the Escrow Agent:
                           Global Agency and Trust Services Department
                           Citibank, N.A.
                           111 Wall Street
                           New York, NY  10043
                           Telecopy No.:  (212) 657-2762
                           Attention:       Carmina Day

or such other address as any party may from time to time specify by written notice to the other parties hereto.

         21. No Assignment or Benefit to Third Parties. This Agreement may not be assigned by operation of law or otherwise, except by RSI to one or more entities controlled by RSI (with RSI remaining responsible for its obligations under this Agreement). Notwithstanding the foregoing, the rights or duties of each of the parties under this Agreement may be assigned by such party in connection with a sale of all or substantially all of its assets or a merger, consolidation or other similar business combination transaction. Nothing expressed or implied in this Agreement is intended, nor shall be construed, to confer (a) any rights, remedies, obligations or liabilities, legal or equitable, other than as provided in this Agreement or (b) otherwise constitute any person (other than the Representative) a third party beneficiary under or by reason of this Agreement (it being acknowledged that the Representative is a third party beneficiary of this Agreement and is entitled to enforce the relevant provisions of this Agreement, including
Section 4(b)(ZZZ) on behalf of Holdco).

         22. Headings. The headings of the Sections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         23. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the others.

         24. Applicable Law. This Agreement shall be construed and enforced in accordance with, and governed by the laws of the State of New York, without application of any choice of law provisions that would apply any law other than the laws of New York.

         25. Several Liability. Anything in this Agreement to the contrary notwithstanding, the representations, warranties, covenants and agreements of the Shareholders set forth herein are several and not joint, except with respect to any obligations due and payable to the Escrow Agent.

         26. Powers of the Representative. Each Shareholder by executing this Agreement hereby appoints CarrAmerica as such Shareholder's agent and attorney in fact (the "Representative") hereunder with full irrevocable power and authority in the place and stead of such Shareholder and in the name of such Shareholder to take any and all actions, and to execute any and all instruments and other documents, which in the sole judgment of the Representative are necessary or appropriate in handling claims for Losses made pursuant to Section 3, 4(a)(W), 4(a)(X) and 4(b) of this Agreement. Said power of attorney shall not be affected by the subsequent incapacity of any Shareholder. Without limiting the generality of the foregoing, each of the Shareholders agrees that the Representative (1) has full power and authority to take such action on behalf of the Shareholders with respect to any Indemnification Shares and Cash Collateral held by the Escrow Agent and with respect to any and all claims for Losses (including, without limitation, any decisions to accept or to challenge any claims for Losses) as the Representative in its sole discretion may determine (except to the extent that this Agreement provides for any action with respect to such Indemnification Shares or Cash Collateral to be taken by the Shareholders themselves) and (2) shall represent the Shareholders for all purposes in connection with the claims specified above, including the receipt of notices and the exercise or wavier of any rights with respect to RSI's obligations under this Agreement, and resolution of disputes or uncertainties arising hereunder and thereunder (except to the extent that any such agreement expressly provides for any action to be taken or other matter to be dealt with by the Shareholders themselves). The Representative shall forward the Shareholders copies of all notices of Claims received from any RSI Indemnitee and of the disposition of all such Claims. The Shareholders also agree that the Shareholders shall be bound by all decisions of the Representative pursuant to the authority granted hereunder, and that such authority may not be revoked during the term of this Agreement.

         Except as expressly set forth in this Agreement, it is understood that the Representative is not assuming any responsibility or liability to any person by virtue of the powers granted by the Shareholders hereby. The Representative shall not make any representations with respect to and shall have no responsibility for the transactions contemplated by the Merger Agreement, the Stock Purchase Agreement or the UK Agreement or any aspect thereof except as expressly set forth in such agreements. The Representative shall not be liable to any other Shareholder for any error of judgment or for any act done or omitted or for any mistake of fact or law except for such Representative's own gross negligence or bad faith. Each Shareholder agrees to indemnify the Representative and to hold the Representative harmless against any loss, claim, damage or liability incurred by him arising out of or in connection with acting as the Representative pursuant to this Agreement, as well as the cost and expense of investigating and defending against any such loss, claim, damage or liability, except to the extent such loss, claim, damage or liability is due to the gross negligence or bad faith of the Representative. Each Shareholder agrees that the Representative may consult with counsel of its own choice (who may be counsel for CarrAmerica or any affiliate thereof) and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. It is understood that the Representative may, without breaching any express or implied obligation to any Shareholder hereunder, release, amend or modify any other power of attorney granted by any other person under any related agreement.

         27. Litigation Costs. If any litigation with respect to the obligations of the parties under this Agreement results in a final nonappealable order of a court of competent jurisdiction that results in a final disposition of such litigation, the prevailing party, as determined by the court ordering such disposition, shall be entitled to reasonable attorneys' fees as shall be determined by such court. contingent or other percentage compensation arrangements shall not be considered reasonable attorneys' fees.

         28. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

         29. Amendment. This Agreement may be amended by written agreement signed by the Escrow Agent (other than Sections 3 through 7 inclusive), RSI, the Representative and each Shareholder that would be adversely affected by such amendment.

         30. Waiver. Any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit, each Shareholder hereby severally agreeing that any such extension or waiver by such Shareholder may be given by the Representative and each Shareholder hereby severally confirming that it has appointed the Representative as its attorney-in-fact to give any such extension or waiver on behalf of such Shareholder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.



                          CARRAMERICA REALTY
                          CORPORATION


                          By:  /s/ Karen B. Dorigan
                               ----------------------------------
                               Name:   Karen B. Dorigan
                               Title:  Managing Director


                          RECKSON SERVICE INDUSTRIES, INC.


                          By:  /s/ Jason M. Barnett
                               -----------------------------------
                               Name:    Jason M. Barnett
                               Title:   Executive Vice President


                          STRATEGIC OMNI INVESTORS LLC


                          By:  /s/ Jill B. Louis
                               -----------------------------------
                               Name:     Jill B. Louis
                               Title:    Attorney-in-Fact


                          SECURITY CAPITAL HOLDINGS S.A.


                          By:  /s/ Jill B. Louis
                               -----------------------------------
                               Name:     Jill B. Louis
                               Title:    Attorney-in-Fact


                          THE OLIVER CARR COMPANY


                          By:  /s/ Jill B. Louis
                               -----------------------------------
                               Name:     Jill B. Louis
                               Title:    Attorney-in-Fact




                          CARR HOLDINGS LLC


                          By:  /s/ Jill B. Louis
                               -----------------------------------
                               Name:     Jill B. Louis
                               Title:    Attorney-in-Fact


                          Escrow Agent:


                          CITIBANK, N.A.


                          By:  /s/ Carmmina Bitar Day
                               ------------------------------------
                               Name:  Carmmina Bitar Day
                               Title:  Assistant Vice President

                          Additional Indemnitors Listed on Schedule B


                          By:  /s/ Jill B. Louis
                               -----------------------------------
                               Name:     Jill B. Louis
                               Title:    Attorney-in-Fact

                                  Schedule A


Shareholder                                         Ownership Percentage

CarrAmerica Realty Corporation                         86.13836%
Strategic Omni Investors LLC                            3.94820%
Security Capital Holdings S.A.                          2.88310%
The Oliver Carr Company                                 0.26877%
Carr Holdings LLC                                       1.13161%
Gary Kusin                                              3.56287%
Michael Beretta                                         0.10953%
Judy Christian                                          0.26918%
John Costoulas                                          0.05953%
Patricia Gifford                                        0.04400%
Jennifer Gilbert                                        0.05953%
Jennifer Goodwyn                                        0.09943%
Kathleen Grant                                          0.04762%
Nancy Herhahn                                           0.05953%
Charles E. Miller, Jr.                                  0.12105%
Patricia Moon                                           0.05953%
Kimberly Samon                                          0.12424%
Joseph Wallace                                          0.64287%
Bennett Weinblatt                                       0.12741%
Christie White                                          0.04985%
Jill Louis                                              0.07229%
Susan Morris                                            0.08675%
Lesley Archer Rice                                      0.02900%
                                                      ----------
                                                      100.00000%

                                  Schedule B


                 Gary Kusin
                 Michael Beretta
                 Judy Christian
                 John Costoulas
                 Patricia Gifford
                 Jennifer Gilbert
                 Jennifer Goodwyn
                 Kathleen Grant
                 Nancy Herhahn
                 Charles E. Miller, Jr.
                 Patricia Moon
                 Kimberly Samon
                 Joseph Wallace
                 Bennett Weinblatt
                 Christie White
                 Jill Louis
                 Susan Morris
                 Lesley Archer Rice

                                  Schedule C


                 CarrAmerica Realty Corporation